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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 8-K/A

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): October 31, 2001

                          BioMarin Pharmaceutical Inc.
             (Exact name of registrant as specified in its charter)


         Delaware                     000-26727                68-0397820
(State or other jurisdiction of      (Commission           (IRS Employer
 incorporation or organization)       File Number           Identification No.)


371 Bel Marin Keys Boulevard, Suite 210, Novato, California            94949
(Address of principal executive offices)                             (Zip Code)


Registrant's telephone number, including area code:        (415) 884-6700


                                 Not Applicable
                                ----------------
          (Former name or former address, if changed since last report)

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         The Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on November 2, 2001 is hereby amended and restated to read in its entirety as follows:


Item 2.  Acquisition or Disposition of Assets.

          On October 31, 2001, the Registrant completed its acquisition of the rights to all of the pharmaceutical assets of IBEX Technologies Inc., IBEX Pharmaceuticals Inc., IBEX Technologies LLC, IBEX Technologies Corp. and Technologies IBEX R&D Inc. (collectively, "IBEX"). IBEX's portfolio of enzyme therapeutics will complement the Registrant's existing pipeline of products for serious, life-threatening diseases and conditions.


         Under the terms of the two asset purchase agreements which govern the transactions, the Registrant acquired IBEX's pharmaceutical assets for approximately US$10.5 million, with all but approximately US$2.0 million payable in shares of the Registrant's common stock (the "Consideration"). Based on an agreed upon formula in the asset purchase agreements, the Registrant has issued 814,647 shares of its common stock to IBEX, representing the total number of shares to be issued in the transaction. The amount of the Consideration was based on a variety of factors, including the market value of IBEX's capital stock, the advice of the Registrant's financial advisors, and the value of comparable assets. The US$2.0 million was paid out of the working capital of the Registrant. The number of shares issued by the Registrant was determined by valuing such shares equal to the weighted average trading price over the twenty trading day period ending October 8, 2001, the date prior to the date of the asset purchase agreements.


Item 7.  Financial Statements and Exhibits.

         Financial statements are not included in this initial report. The Registrant intends to file the required financial statements with respect to this transaction within sixty days of the date of the filing of this report.



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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        BioMarin Pharmaceutical Inc.,
                                        a Delaware corporation


Date: November 15, 2001                 By:  /s/ Fredric D. Price
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                                            Fredric D. Price
                                            Chairman and Chief Executive Officer